UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 23, 2016

BERKSHIRE HILLS BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15781	04-3510455
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

24 North Street, Pittsfield, Massachusetts	01201
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (413) 443-5601

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Berkshire Bank Supplemental Executive Retirement Agreement.  On June 23, 2016, Berkshire Bank (the “Bank”), the wholly owned subsidiary of Berkshire Hills Bancorp, Inc. (the “Company”), established a Supplemental Executive Retirement Agreement (the “Agreement”) with Richard M. Marotta (the “Executive”), President of the Bank and Senior Executive Vice President of the Company, effective as of July 1, 2016, to provide additional retirement benefits to the Executive who has contributed significantly to the success of the Bank and whose continued services are vital to the Bank's continued growth and success.  Under the terms of the Agreement, the Executive is entitled to the value of the vested account balance upon his termination of employment or death. The Bank will credit the account balance with $100,000 commencing on July, 1, 2016 and on each July 1st through 2025, provided that the Executive is employed with the Bank on the date of such contribution. The Bank will make a final contribution as of July 1, 2025 for a total potential contribution of $1.0 million. The account balance is subject to a four year vesting schedule, with 25% of the account balance vesting on each July 1st, beginning on July 1, 2017 through 2019.  Upon a termination of employment or death, the account balance will be paid in a lump sum payment to the Executive or his beneficiary, as applicable. In the event the Executive's employment is terminated within two years following a change in control (as defined in the agreement), an amount equal to $1.0 million will be paid to the Executive in a single payment.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the copy of the form of such document, which is included herein as Exhibit 10.1 to this Current Report and incorporated by reference into this Item 5.02.

Item 9.01.                      Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

10.1	Berkshire Bank Supplemental Executive Retirement Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Berkshire Hills Bancorp, Inc.
DATE: June 29, 2016	By:	/s/ Linda A. Johnston
Linda A. Johnston
Executive Vice President – Human Resources